Exhibit 10.14(a)

AMENDMENT TO EMPLOYMENT AGREEMENT

On this 22 nd day of December, 2008, Horace Mann Educators Corporation, a Delaware Corporation (“Employer”), and Louis G. Lower II (“Employee”), hereby agree as follows:

WHEREAS, the parties previously entered into an Employment Agreement dated December 31, 1999 (“Agreement”), which Agreement continues in effect; and

WHEREAS, in connection with the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and guidance issued thereunder, the parties wish to revise the Agreement as necessary to comply with Code Section 409A and related guidance;

NOW, THEREFORE, the parties hereby agree to the following amendments to the Agreement, the same to be effective as of January 1, 2008:

1. Section 4.4 of the Agreement is hereby deleted and replaced with the following new Section 4.4:

“4.4 Pension Benefits.

(a) Employer shall provide for Employee’s participation in Employer’s pension plan and an additional non-qualified pension plan at no cost to Employee so that the following retirement benefits will be payable to Employee during his lifetime by Employer, in aggregate, pursuant to such plans:

Last Date of Employment	Annual Benefit
On or prior to December 31, 2000	$0
January 1, 2001 to December 31, 2001	$45,000
January 1, 2002 to December 31, 2002	$90,000
January 1, 2003 to December 31, 2003	$135,000
January 1, 2004 or later	$180,000

(b) To the extent an actuarial equivalent is not provided in Employer’s pension plan or additional non-qualified pension plan, except as otherwise provided in Section 4.4(c) or (d) below, the annual benefit provided above (“accrued benefit”) shall be paid hereunder in monthly installments commencing on the first day of the first month following Employee’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)); provided, however, that if Employee is married at the time such payments commence, the accrued benefit shall be paid in the form of a joint and 50% survivor annuity, with monthly payments to Employee commencing on the first day of the first month following Employee’s separation from service and continuing until the first day of the month immediately preceding the Employee’s death, and with monthly payments equal to fifty percent (50%) of Employee’s monthly payment continuing thereafter to the Employee’s surviving spouse at separation, if any, until the first day of the month immediately preceding such spouse’s death. Notwithstanding the preceding, if Employee is a “specified employee” (within the meaning of Code Section 409A) upon his separation from service, then any payments to which Employee would have been entitled to receive under this Section 4.4(b) during the first six (6) months following his separation from service shall be accumulated and paid on the first day of the seventh month following such separation, along with the normal payment for such seventh month.

(c) If, during the Term, any one person, or more than one person acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer and, within two (2) years of such event Employee incurs a separation from service (within the meaning of Code Section 409A) on account of a Termination Without Cause (as defined in Section 10), a Material Change (as defined below) or an Employer Notice of Non-Renewal (as defined in Section 1), then this Agreement shall terminate and the Employer shall pay to the Employee within sixty (60) days of such separation the actuarially determined present value of the benefits payable to the Employee in Section 4.4(b) above for his expected remaining life, calculated on the basis of the Employee having been employed by the Employer until the date which is three (3) years after such separation.

For purposes of this Section 4.4, a “Material Change” means that, during the Term, (1) there is a significant adverse change or diminution in the Employee’s duties, working conditions or status as an employee, (2) the Employer breaches its obligations hereunder, or (3) the Employee is required to perform his duties hereunder in a location other than Springfield, Illinois which is more than one hundred fifty (150) miles away from Winnetka, Illinois and the Employee elects, by written notice to the Employer, to treat such change as a Termination Without Cause on the date of such notice.”

(d) If, at any time after payment under Section 4.4(b) has commenced, any one person, or more than one person acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer, then Employer shall pay to the Employee within sixty (60) days of such acquisition the actuarially determined present value of the benefits payable to the Employee in Section 4.4(b) above for his expected remaining life.

2. The last sentence of Section 5(a) of the Agreement is hereby deleted and replaced with the following new sentence:

“The Employee shall furnish the Employer with such evidence that such expenses were incurred as the Employer reasonably requires or requests in accordance with its policies and procedures from time to time and such expenses shall be reimbursed within sixty (60) days of such substantiation, but in no event shall reimbursement under this Section 5(a) be made later than the last day of the calendar year following the calendar year in which the expense is incurred.”

3. Section 7 of the Agreement is hereby amended by the addition of the following new sentence at the end thereof:

“Notwithstanding anything in this Section 7 to the contrary, salary amounts shall be paid to the Employee within sixty (60) days of termination and the pro rata share of incentive compensation bonuses under Sections 6.3 and 6.4 shall be paid to the Employee no later than two and one-half (2 1/2) months after the end of the performance year in which such termination occurs.”

4. Section 8 of the Agreement is hereby amended by the addition of the following new sentence at the end thereof:

“Notwithstanding anything in this Section 8 to the contrary, salary amounts shall be paid to the Employee’s estate in a lump sum within sixty (60) days of the Employee’s death and the pro rata share of incentive compensation bonuses under Sections 6.3 and 6.4 shall be paid to the Employee’s estate no later than two and one-half (2 1/2) months after the end of the performance year in which such death occurs.”

5. Section 9(d) of the Agreement is hereby amended by the addition of the following new sentence at the end of the second paragraph thereof:

“Notwithstanding anything in this Section 9(d) to the contrary, salary amounts shall be paid to the Employee within sixty (60) days of termination and the pro rata share of incentive compensation bonuses under Sections 6.3 and 6.4 shall be paid to the Employee no later than two and one-half (2 1/2) months after the end of the performance year in which such termination occurs.”

6. Sections 10(d) and 10(e) are hereby amended by the addition of the following language at the end thereof:

“unless the parties agree to an earlier termination date.”

7. Section 10(f) of the Agreement is hereby deleted and replaced with the following new Section 10(f):

“(f) Upon a separation from service (within the meaning of Code Section 409A) due to a Termination Without Cause (as defined above), the Employer’s obligations hereunder shall be limited to:

(1) payment to the Employee of a lump sum cash severance amount equal to two times the aggregate target incentive compensation bonuses pursuant to Section 6.3, 6.4 and 6.5 for the Employee with regard to the performance year prior to the performance year in which the Employee’s separation from service occurs, such payment to be made within thirty (30) days of separation;

(2) payment to the Employee of a lump sum cash amount equal to two (2) years of the Employee’s salary at the rate in effect as of such separation from service, such payment to be made within thirty (30) days of separation;

(3) continuation of benefits pursuant to Section 4.3 through the date which is eighteen (18) months after the Employee’s separation from service; and

(4) a pro-rata share of any incentive compensation bonuses pursuant to Section 6.3, 6.4 and 6.5, for the performance year in which the Employee’s separation from service occurs, such pro-rata portions payable when such bonuses are regularly paid to the Employer’s employees.

8. Section 10(g) of the Agreement is hereby deleted and replaced with the following new Section 10(g):

“(g) If, during the Term, the Employee terminates his employment on account of one of the following “Good Reason” conditions (“Termination for Good Reason”), the Employee shall be entitled to the rights described in Section 10(f) above. “Good Reason” conditions mean one or more of the following conditions:

(1) a significant adverse change in the Employee’s duties, working conditions or status as an employee;

(2) the Employer breaches its obligations under this Agreement; or

(3) the Employee is required to perform his duties hereunder in a location other than Springfield, Illinois which is more than one hundred fifty (150) miles away from Winnetka, Illinois.

In order for the terms of this Section 10(g) to be operative, the Employee must provide written notice to the Employer within thirty (30) days after the initial existence of one of the above conditions, the Employer must be provided at least thirty (30) days to remedy the condition, and the Employee must terminate his employment within ninety (90) days of the expiration of such thirty (30)-day remedy period.”

9. Section 11 of the Agreement is hereby deleted and replaced with the following new Section 11:

“11. Change of Control. If, during the Term, any individual, entity or group or persons acting in concert own voting securities of Employer which, in the aggregate, have more than 50% of the voting power of outstanding voting securities of Employer entitled to vote for the election of directors of Employer, such shall constitute a “Change of Control” for purposes of this Section 11. If, within three (3) years following a Change of Control, the Employee incurs a separation from service (within the meaning of Code Section 409A) that is a Termination Without Cause (as defined in Section 10), a Termination for Good Reason (as defined in Section 10(g)), or an Employer Notice of Non-Renewal (as defined in Section 1), then this Agreement shall terminate and the Employer shall pay to the Employee:

(a) a lump sum cash payment equal to three (3) times the greater of (1) the Employee’s highest annual cash compensation from the Employer in any calendar year since Employee’s first date of employment with Employer, as reported on Form W-2 for such year, or (2) one million two hundred thousand dollars ($1,200,000), such payment to be made within sixty (60) days of such separation from service;

(b) continuation of benefits pursuant to Section 4.3 through the date which is eighteen (18) months after the Employee’s separation from service; and

(c) in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee pursuant to the terms of this Agreement, including without limitation an Excise Tax Payment (as defined below), (“Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), an additional lump sum payment (“Excise Tax Payment”) in an amount equal to the Excise Tax imposed upon the Payments, such payment to be made no later than the last day of the calendar year following the calendar year in which the Employee remits such Excise Taxes.”

10. Section 12.5 is hereby amended by the addition of the following new sentence at the end thereof:

“The Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A and shall be interpreted and construed in a manner that does not result in the imposition of additional taxes or penalties under Code Section 409A.”

Except as specifically provided herein, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer and the Employee have caused this Amendment to Employment Agreement to be executed in their respective names all on the day and year first above written.

EMPLOYER:

HORACE MANN EDUCATORS CORPORATION

/s/ Joseph J. Melone
Joseph Melone
Chairman of the Board

EMPLOYEE:

/s/ Louis G. Lower II
Louis G. Lower, II